Exhibit 10.205

Employment Agreement

This Employment Agreement (“Agreement”) is made and entered into as of January 1, 2013 (the “Effective Date”) by and between Calypte Biomedical Corporation, a Delaware corporation (the “Company”), and Kartlos Edilashvili (“Employee”).

In consideration of the mutual promises made herein, the parties hereto agree as follows:

1.     Position and Duties.

1.1     Position. The Company agrees to employ Employee and Employee agrees to accept employment by the Company and to serve in an executive capacity as Chief Financial Officer of the Company (“CFO”), reporting to the Chief Executive Officer of the Company (the “CEO”). The powers, duties and responsibilities of Employee as CFO include those duties that are the usual and customary powers, duties and responsibilities of such office and such other and further duties appropriate to such position as may from time to time be assigned to Employee by the CEO. Employee also agrees to serve in an executive capacity with any subsidiary of the Company as may be identified by the CEO.

1.2     Duties. While employed hereunder, Employee will devote substantially all reasonable and necessary time, efforts, skills and attention for the benefit of and with his primary attention to the affairs of the Company in order that he may faithfully perform his duties and obligations. The preceding sentence will not, however, be deemed to restrict Employee from attending to matters or engaging in activities not directly related to the business of the Company, and provided that (i) such activities or matters are reasonable in scope and time commitment and not otherwise in violation of this Agreement, and (ii) Employee will not become a director of any corporation or other entity (excluding charitable or other non-profit organizations) without prior written disclosure to, and consent of, the Company.

1.3     Place of Employment. As of the Effective Date, Employee shall be based at Dubai, UAE.

1.4     Fiduciary Duties. Employee agrees and acknowledges that during the term of this Agreement, he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act knowingly which would injure the Company’s business, its interests or its reputation.

2.     Compensation and Benefits.

2.1     Base Salary.

(a)     Employee’s base salary (“Base Salary”) shall be US$50,000 per year, provided that, after the Company achieves profitability, Employee’s Base Salary shall be US$100,000 per year. Base Salary shall be paid in installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly (subject to Section 2.1(b)). Base Salary shall be subject to periodic review and adjustment by the Board of Directors of the Company (the “Board”), subject to Sections 4.2(c) and 4.3.

(b)     The Company shall be deemed to have achieved profitability after it has had three consecutive quarters of positive net income, excluding extraordinary or nonrecurring events, as determined by the Board in good faith in accordance with U.S. generally accepted accounting principles. For purposes of this Section 2.1, net income shall be based on the consolidated financial results of the Company and all entities that control, are controlled by or are under common control with the Company. Upon determination that the Company has achieved profitability, Employee shall be entitled to a lump sum payment equal to the aggregate Base Salary that he would have been paid had his Base Salary been adjusted on the day after the end of the first profitable quarter described in this Section 2.1(b).

2.2     Bonus. After the end of each fiscal year during the term of this Agreement, Employee will be eligible for consideration for a discretionary bonus under such incentive compensation plan as the Board may establish for officers and key employees of the Company.

2.3     Vacation. Employee will be entitled to paid vacation of not less than four (4) weeks each calendar year, pro rated for partial years. Employee may take vacation at such time and for such periods as may be mutually agreed upon between the Company and Employee.

2.4     Business Expenses. Employee will be reimbursed in accordance with the Company’s normal expense reimbursement policy for all of the actual and reasonable costs and expenses incurred by him in the performance of his services and duties hereunder, including, but not limited to, travel and entertainment expenses. Employee will furnish the Company with all invoices and vouchers reflecting amounts for which Employee seeks the Company’s reimbursement.

2.5     Benefit Plans. Employee will be entitled to participate in all insurance and retirement plans and such other benefit plans or programs as may be in effect from time to time for the benefit of officers and key employees of the Company, to the extent consistent with applicable law.

2.6     Relocation. In the event Employee is required to relocate from his place of employment, the Company shall pay to Employee a relocation allowance in an amount to be mutually agreed upon.

2.7     Payroll Deductions. All Base Salary, bonus and other payments made by Company to Employee pursuant to this Agreement will be subject to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Company for insurance and other employee benefit plans in which Employee participates.

3.     Intellectual Property.

3.1     Restrictions on Disclosure and Use. Employee recognizes and acknowledges that the Company’s trade secrets and proprietary information and processes are valuable, special and unique assets of the Company’s business, access to and knowledge of which are essential to the performance of Employee’s duties hereunder. Employee will not, during or after the term of his employment by the Company, disclose such secrets, information or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall Employee make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of his employment.

3.2     Company Property. Employee agrees to hold as the Company’s property, all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company.

3.3     Proprietary Information and Inventions Agreement. Employee shall, at the request of the Company, execute a standard Proprietary Information and Inventions Agreement.

4.     Termination of Employment.

4.1     Right to Terminate. Either the Company or Employee may terminate Employee’s employment with the Company at any time at their discretion, subject to the provisions of this Section 5.

4.2     Definitions. As used in this Agreement:

(a)     “Cause” shall mean:

(i)     Executive’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)     Executive’s willful failure to comply with any valid and legal directive of the Board;

(iii)     Executive’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv)     Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or its equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(v)     Executive’s material breach of any material obligation under this Agreement or any other written agreement between Employee and the Company; or

(vi)     any material failure by Employee to comply with the Company’s written policies or rules, as they may be in effect from time to time during the term of Employee’s employment with the Company.

(b)     “Change in Control” shall mean:

(i)     any merger after which, as a result of the merger, the persons who were the beneficial owners of the Company’s voting securities immediately prior to the merger do not continue to beneficially own at least a majority of the Company’s voting securities in substantially the same proportions as immediately prior to the merger;

(ii)     a sale or exclusive license of all or substantially all of the Company’s assets to a third party that is not affiliated with the Company; or

(iii)     any acquisition of voting securities of the Company by a person or entity or by a group of persons and/or entities acting in concert if, as a result of such acquisition, such person, entity or group has the right to elect a majority of the members of the Board.

(c)     “Good Reason” shall mean:

(i)     a material reduction in Employee’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)     any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between Employee and the Company;

(iii)     a material, adverse change in Employee’s title, authority, duties or responsibilities (other than temporarily while Employee is physically or mentally incapacitated or as required by applicable law); or

(iv)     a relocation of Employee’s principal place of employment by more than 100 miles, except for required travel on Company business to an extent substantially consistent with Employee’s business travel obligations as of the date of relocation.

(d)     “Termination Date” shall mean the date of termination of Employee’s employment with the Company.

4.3     Involuntary Termination without Cause or Voluntary Termination for Good Reason. Employee’s employment hereunder may be terminated by the Company without Cause or by Employee for Good Reason. In the event of such termination, Employee shall be entitled to receive:

(a)     any accrued but unpaid Base Salary and accrued but unused vacation;

(b)     any earned but unpaid bonus;

(c)     reimbursement for unreimbursed business expenses properly incurred by Employee;

(d)     such employee benefits (including equity compensation), if any, as to which Employee may be entitled under the Company’s employee benefit plans as of the termination date; and

(e)     continued Base Salary for six months following the Termination Date at a rate based on the highest annual Base Salary in effect during the 12 months prior to the Termination Date, subject to (i) Employee’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in such form as the Company may reasonably request and (ii) Employee’s compliance with Sections 3, 5 and 6 of this Agreement, provided that the Company may at any time elect to pay the balance of the severance payments in the form of a lump sum cash payment.

Notwithstanding the foregoing, in the event Employee’s employment is terminated before his Base Salary has been increased to at least US$100,000, and such termination occurs (i) within twelve (12) months following a Change in Control, or (ii) at any time following the Board’s approval of a Change in Control if such Change in Control is subsequently consummated, then, for purposes of Section 4.3(e), Base Salary shall be deemed to be US$100,000. Upon the consummation of a Change in Control described in the foregoing clause (ii), the Company shall make a lump sum payment to Employee in an amount equal to the difference between the amounts actually paid to him prior to such consummation and the amounts that are owed to him based on the foregoing method of determining Base Salary.

4.4     Involuntary Termination for Cause or Voluntary Termination without Good Reason. In the event the Company terminates Employee’s employment for Cause or Employee voluntarily terminates his employment without Good Reason, Employee shall be entitled to receive:

(a)     any accrued but unpaid Base Salary and accrued but unused vacation;

(b)     any earned but unpaid bonus (other than in the case of termination for Cause);

(c)     reimbursement for unreimbursed business expenses properly incurred by Employee; and

(d)     such employee benefits (including equity compensation), if any, as to which Employee may be entitled under the Company’s employee benefit plans as of the termination date.

4.5     Acceleration of Vesting. Each stock option grant or other equity compensation award that is subject to vesting shall, to the extent permitted under applicable law, provide for six months’ acceleration of vesting in the event Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, without regard to any initial vesting “cliff.”

5.     Non-Competition; Non-Solicitation.

5.1     Covenant Not to Compete. During the period of Employee’s employment with the Company and for a period of twelve (12) months thereafter, in the case of the termination of employment for Cause, or six (6) months thereafter in all other events, Employee shall not, without the prior written consent of the Company, engage in the business of development and manufacture of diagnostic tests for HIV (the “Business”), directly or indirectly, anywhere in the world, other than for the account of the Company, its subsidiaries and their respective affiliates. Nothing herein shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such corporation.

5.2     Non-Solicitation of Employees. Employee shall not, during the twelve (12) month period following the termination of Employee’s employment with the Company, directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company.

5.3     Non-Solicitation of Customers.

(a)     Employee understands and acknowledges that, because of Employee’s experience with and relationship to the Company, he will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer Employee understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

(b)     Employee shall not, during the twelve (12) month period following the termination of Employee’s employment with the Company, directly or indirectly solicit, contact, attempt to contact or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

6.     Nondisparagement. Employee shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, or existing or prospective customers, suppliers, investors and other associated third parties.

7.     Remedies. In the event of a breach or threatened breach by Employee of Section 3, 5 or 6 of this Agreement, Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

8.     Miscellaneous.

8.1     Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Oregon, U.S.A., as applied to contracts made and to be performed entirely within Oregon.

8.2     Severability. If any portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of that provision in the particular jurisdiction in which such adjudication is made.

8.3     Withholding. The Company shall have the right to withhold from any amount payable hereunder any national, state, provincial and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

8.4     Survival. Upon the termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

8.5     Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith will be in writing and will be delivered by hand or by express courier to the following addresses:

If to the Company, to:

Calypte Biomedical Corp.

15875 SW 72nd Ave.

Portland, OR 97224

USA

Attention: President

If to Employee, to:

\

Kartlos Edilashvili

Fairmont Residence, # 3104

Sheikh Zayed Road, Dubai, UAE

Or to such other names or addresses as the Company or Employee, as the case may be, designate by notice to the other party hereto in the manner specified in this Section.

8.6     Entire Agreement. Except to the extent expressly provided herein, this Agreement sets forth the entire understanding between Employee and the Company regarding the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

8.7     Modifications and Waivers. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Employee and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any other provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

8.8     Successors and Assigns. This Agreement is personal to Employee and shall not be assigned by Employee. Any purported assignment by Employee shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of Employee and the Company, and shall inure to the benefit of Employee and the Company and their respective permitted successors and assigns.

8.9     Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Company: CALYPTE BIOMEDICAL CORPORATION By: Name: Adel Karas Title: President and CEO	Employee: Kartlos Edilashvili